UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2013

SMARTHEAT INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34246	98-0514768
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7 Shenyang Economic and Technological Development Zone Shenyang, China	110141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 24-2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a) Amendment to Credit Agreement

On August 23, 2013, SmartHeat Inc., a Nevada corporation (the “Company”), entered into the August 2013 Amendment (the “Amendment”) to the Credit and Security Agreement dated July 27, 2012, as amended on December 21, 2012 (the “Credit Agreement”), between the Company and Northtech Holdings Inc., a British Virgin Islands business corporation (“Northtech”). Northtech is owned by certain members of the Company’s former management, Jun Wang, Xudong Wang, and Wen Sha. Huajun Ai, the Company’s Corporate Secretary is also a part owner of Northtech.

The Amendment decreases the interest rate payable on borrowings under the Credit Agreement effective January 1, 2013, to 10% annually, compounded and payable quarterly, from 1.25% per month, payable monthly.  The Company agreed to pay an amendment fee of 100,000 restricted shares of the Company’s common stock, and to deliver to Northtech share certificates representing 55% of the issued and outstanding shares of Heat HP Inc. (“Heat HP”) and Heat PHE Inc. (“Heat PHE”), discussed further below, to perfect Northtech’s security interest under the Credit Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.14 hereto and is incorporated herein by reference.

(b) Assignment and Assumption Agreement

On August 23, 2013,  the Company entered into an Assignment and Assumption Agreement with Northtech whereby Northtech agreed to assume a $100,000 obligation of the Company in exchange for 200,000 restricted  shares of the Company’s common stock.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.15 hereto and is incorporated herein by reference.

(c) Reorganization

On August 23, 2013, the Company formed two new wholly-owned subsidiaries in the state of Nevada, Heat HP and Heat PHE, in order to reorganize the Company’s ownership structure over its subsidiaries. On August 23, 2013, the Company entered into an assignment agreement with each of Heat HP and Heat PHE which effected the reorganization (each an “Assignment Agreement”).  The reorganization was performed so the Company’s subsidiaries would be organized along their respective operating segments with Heat HP holding those subsidiaries that operated in the heat pumps and related products segment and Heat PHE holding those subsidiaries that operated in the plate heating equipment, meters and related products segment.  The Company presented its financial results for the quarter ended March 31, 2013, in accordance with these operating segments.

Under the Assignment Agreement with Heat HP, the Company agreed to transfer, and in the case of indirectly owned subsidiaries, cause to be transferred, to Heat HP the following subsidiaries of the Company:

Heat HP
SmartHeat (China) Investment Co., Ltd.
SmartHeat (Shenyang) Heat Pump Technology Co., Ltd.
SmartHeat Deutschland GmbH
SmartHeat (Shanghai) Trading Co., Ltd.
Beijing SmartHeat Jinhui Energy Technology Co., Ltd.

Under the Assignment Agreement with Heat PHE, the Company agreed to transfer, and in the case of indirectly owned subsidiaries, cause to be transferred, to Heat PHE the following subsidiaries of the Company:

Heat PHE
SmartHeat Taiyu (Shenyang) Energy Technology Co., Ltd.
SanDeKe Co., Ltd.
SmartHeat (Shenyang) Energy Equipment Co., Ltd.
SmartHeat Siping Beifang Energy Technology Co., Ltd.
Hohhot Ruicheng Technology Co., Ltd.

Under the Assignment Agreements, the Company agreed to cause its directly and indirectly owned subsidiaries to record these transfers with the applicable governmental agency in the People’s Republic of China, and in the case of SmartHeat Deutschland GmbH, in Germany.

The foregoing description of the Assignments Agreements does not purport to be complete and is qualified in its entirety by reference to the Assignment Agreements, copies of which are attached as Exhibit 10.16 and Exhibits 10.17 hereto and are incorporated herein by reference.

Item 8.01 Other Events.

(a) Additional Funding

On June 25, 2013, the Board of Directors of the Company authorized the Company to commence a market canvass for additional sources of financing aside from the Credit Agreement.

Pursuant to Board authorization, the Company has begun soliciting stalking horse proposals for purchase of all or part of, or joint venture investment in or with, the Company or one or more of its directly or indirectly owned subsidiaries.  All proposals will be evaluated by the Board of Directors in September and a stalking horse proposal, if one is acceptable to the Board, will be chosen. Following selection of a stalking horse proposal and the negotiation of a mutually acceptable agreement with appropriate deal protection terms, the Company will solicit competing bids with the plan of having a definitive restructuring proposal submitted to the Company’s stockholders for approval at the Company’s Annual Meeting scheduled for December 10, 2013.  The Company expects to close on a proposal on or before December 31, 2013.

The Board also approved an offer to be made to qualified investors who are currently stockholders of the Company to purchase Exchangeable Subordinated Notes in denominations of $100,000 bearing interest at the rate of 10% per annum and exchangeable, at the option of the Company, for restricted common shares at an exchange rate of $0.50 per share.

(b) SEC Appeal

The Company is in the process of filing an appeal to the Securities and Exchange Commission of NASDAQ Listing Qualifications determination to delist the Company’s common stock.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

Exhibit	Description
10.14	August 2013 Amendment to the Credit and Security Agreement between SmartHeat Inc. and Northtech Holdings Inc., dated August 23, 2013
10.15	Assignment and Assumption Agreement between SmartHeat Inc., and Northtech Holdings Inc., dated August 23, 2013
10.16	Assignment Agreement between SmartHeat Inc. and Heat HP, Inc., dated August 23, 2013
10.17	Assignment Agreement between SmartHeat Inc. and Heat PHE, Inc., dated August 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTHEAT INC.
(Registrant)
Date:	August 23, 2013	By:	/s/ Oliver Bialowons
		Name:	Oliver Bialowons
		Title:	President